Exhibit 99.1

Frequency Therapeutics Appoints Peter Pfreundschuh

as Chief Financial Officer

WOBURN, Mass., December 1, 2020 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, today announced that it has named Peter P. Pfreundschuh as its new chief financial officer. Mr. Pfreundschuh will oversee the Company’s financial strategy and activities related to accounting, investor relations, business development and business operations.

Mr. Pfreundschuh joins Frequency from UroGen Pharma Ltd., a commercial-stage biopharma company, where he served as chief financial officer, chief compliance officer and corporate secretary. He brings to Frequency more than 20 years of finance, business development, commercial and public company leadership experience in the life sciences and medical device industries. Prior to joining UroGen, Mr. Pfreudschuh was the CFO of Sucampo Pharmaceuticals Inc., where he co-led the sale of the company to Mallinckrodt, was EVP and CFO of Immunomedics Inc., and was CFO of the heart pump maker, CircuLite Inc. He has also held senior roles across finance, commercial operations and business development within the pharmaceutical industry at AstraZeneca and Johnson & Johnson. Mr. Pfreundschuh started his career as an auditor at Ernst & Young, LLP.

“We’re thrilled to have Peter join us as we drive toward several important milestones in the coming year for our lead product candidate, FX-322, for the treatment of hearing loss, as well as the anticipated expansion of our clinical pipeline with a program for remyelination in multiple sclerosis,” said David Lucchino, Frequency’s president and chief executive officer. “Peter’s background and broad range of life sciences industry experience will be key as we advance our clinical-stage programs, our novel regenerative medicine platform and plans for future growth.”

Mr. Pfreundschuh comes to Frequency as the Company aims to advance development of FX-322, a potential therapeutic for the treatment of sensorineural hearing loss, the most common form of the condition accounting for more that 90 percent of all hearing loss. Frequency anticipates multiple FX-322 study readouts in 2021, including a day-90 readout of all patients in its Phase 2a study late in Q1 2021 and a full Phase 2a study readout late in Q2 2021.

“I’m excited to join Frequency at this pivotal point in its evolution and to be a part of this dynamic team to pursue the first therapeutic to potentially restore hearing loss,” Mr. Pfreundschuh said. “The opportunity to be part of Frequency, and working to address such a prevalent condition and large market, is extraordinary. I’m thrilled to be a part of something so potentially groundbreaking.”

Mr. Pfeundschuh is a certified public accountant and holds a Master of Business Administration in finance from Rider University. He has completed master’s coursework in strategic marketing from Northwestern University’s Kellogg School of Management and received his Bachelor of Science in accounting from Rutgers University. Mr. Pfreundschuh is currently on the Boards of Speratus Therapeutics Inc., and GitBasic.

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. In a FX-322 Phase 1/2 study, statistically significant and clinically meaningful improvements in key measures of hearing function in patients with sensorineural hearing loss were observed. FX-322 is being evaluated in multiple ongoing clinical studies in patients with sensorineural hearing loss. The Company also is evaluating additional diseases where its PCA approach could create functional tissue, including in a pre-clinical program in multiple sclerosis.

Headquartered in Woburn, Mass., Frequency has an ex-U.S. license and collaboration agreement with Astellas Pharma Inc. for FX-322, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including The Scripps Research Institute, Massachusetts Eye and Ear, Cambridge Enterprises Limited, Mass General Brigham and the Massachusetts Institute of Technology. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Contacts:

Investor Contact:

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

617-914-0008

Media Contact:

Suzanne Day

Frequency Therapeutics

Tel: 781-496-2211

Email: sday@frequencytx.com